Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2022, by and among Hypebeast Limited, a Cayman Islands exempted company (the “Company”), Iron Spark I Inc., a Delaware corporation (the “SPAC”), Iron Spark I LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties who hold Subject Shares (as defined below) (such parties, the “Insiders” and together with the Sponsor, collectively, the “Founder Holders”).

WHEREAS, the Company, SPAC, Hypebeast WAGMI Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”) are concurrently herewith entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement) pursuant to which, among other things, Merger Sub will be merged with and into the SPAC, with the SPAC being the surviving entity and becoming a wholly owned subsidiary of the Company;

WHEREAS, each Founder Holder is, as of the date of this Agreement, the sole legal owner of the number of outstanding shares of common stock of the SPAC (“SPAC Common Stock”) set forth opposite such Founder Holder’s name on Schedule A hereto (such SPAC Common Stock owned by the Founder Holders, together with any additional shares of SPAC Common Stock or other SPAC capital stock (including any securities convertible into or exercisable for SPAC Common Stock or other capital stock), whether by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Founder Holders after the date hereof and prior to the Termination Date being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, SPAC and the Company have requested that each Founder Holder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Founder Holder

Each Founder Holder hereby represents and warrants, severally and not jointly, to the Company and the SPAC as follows:

1.1            Organization and Standing; Authorization. Such Founder Holder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Founder Holder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware or other state of its formation, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Founder Holder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Founder Holder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2            Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Founder Holder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Sponsor, enforceable against such Founder Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Founder Holder is required to be obtained or made in connection with the execution, delivery or performance by such Founder Holder of this Agreement or the consummation by such Founder Holder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Founder Holder will not (a) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement, partnership agreement or similar organizational documents of such Founder Holder, if and as applicable (collectively, the “Organizational Documents”), (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to such Founder Holder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Founder Holder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Founder Holder under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Founder Holder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5            Subject Shares. As of the date of this Agreement, such Founder Holder has beneficial ownership of the Subject Shares set forth opposite such Founder Holder’s name on Schedule A hereto, and all such Subject Shares are owned by such Founder Holder free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of SPAC or applicable federal or state securities laws. Other than the Subject Shares, such Founder Holder does not legally own any SPAC Common Stock or any other SPAC capital stock or securities that are convertible into or exercisable for SPAC Common Stock or other capital stock. Such Founder Holder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Organizational Documents of the SPAC.

1.6            Merger Agreement. Such Founder Holder understands and acknowledges that SPAC and the Company are entering into the Merger Agreement in reliance upon such Founder Holder’s execution and delivery of this Agreement. Such Founder Holder has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

ARTICLE II

Representations and Warranties of SPAC

SPAC hereby represents and warrants to the Founder Holders and the Company as follows:

2.1            Organization and Standing. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2            Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of SPAC and no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, subject to the Enforceability Exceptions.

2.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by SPAC of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC will not (a) conflict with or violate any provision of Organizational Documents of SPAC, (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Founder Holders and SPAC as follows:

3.1            Organization and Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Island. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2            Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3            Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, any state “blue sky” securities Laws, the Listing Rules and/or the SFO, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4            Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, Order or required consent or approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Founder Holders

Each Founder Holder covenants and agrees with SPAC and the Company during the term of this Agreement as follows:

4.1            Agreement to Vote.

(a)            In Favor of Merger and the Transaction Proposal. At any meeting of the shareholders of SPAC or any class of shareholders of SPAC called to seek the Required SPAC Stockholder Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of SPAC or any class of shareholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Additional Agreements, the Merger, the other Transaction Proposals or any other Transactions is sought, each Founder Holder shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Required SPAC Stockholder Approval or, if there are insufficient votes in favor of granting the Required SPAC Stockholder Approval, in favor of the adjournment of such meeting of the shareholders of SPAC to a later date.

(b)            Against Other Transactions. At any meeting of shareholders of SPAC or at any adjournment thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which such Founder Holder’s vote, consent or other approval is sought, such Founder Holder shall (A) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum; and (B) vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any SPAC Acquisition Transaction (other than the Merger Agreement and the Merger), scheme of arrangement, sale of substantial assets, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any shares of SPAC, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of SPAC or such material Subsidiaries, other than in connection with the Transactions, (ii) any Alternative Transaction relating to SPAC, and (iii) other than any amendment to Organizational Documents of SPAC expressly permitted under the terms of the Merger Agreement, any amendment of Organizational Documents of SPAC or other proposal or transaction involving SPAC or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Merger Agreement or any other Additional Agreement, the Merger, or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.

(c)            Revoke Other Proxies. Such Founder Holder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of SPAC.

4.2            No Transfer. Other than (x) pursuant to this Agreement, (y) upon the prior written consent of the Company or (z) to an Affiliate of such Founder Holder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to SPAC and the Company, agreeing to be bound by this Agreement to the same extent as such Founder Holder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, such Founder Holder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of SPAC, (iii) take any action that would make any representation or warranty of such Founder Holder herein untrue or incorrect, or have the effect of preventing or disabling such Founder Holder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Founder Holder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Founder Holder authorizes and requests SPAC or the Company to notify SPAC’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). Such Founder Holder agrees with, and covenants to, SPAC and the Company that such Founder Holder shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3            Wavier of Anti-Dilution Protection. Such Founder Holder hereby waivers, forfeits, surrenders and agrees not to exercise, assert to claim, to the fullest extent permitted by applicable Law, the ability to exercise anti-dilution right or any other similar right that would require the SPAC to issue additional SPAC Shares (collectively, the “Anti-Dilution Rights”) pursuant to SPAC Charter and/or the other Organizational Documents of SPAC in connection with the Merger. Such Founder Holder acknowledges and agrees that (i) this Section 4.3 shall constitute written consent waiving, forfeiting and surrendering the Anti-Dilution Rights in connection with the Merger, and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement.

4.4            No Solicitation. Prior to the Termination Date, each Founder Holder agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, an Alternative Proposal in their capacity as such, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the Company, Merger Sub, the Company’s Affiliates and their respective Representatives) any nonpublic information relating to the SPAC or its Subsidiaries, in connection with any Alternative Proposal, (iii) approve or recommend, or make any public statement approving or recommending an Alternative Proposal, (iv) enter into any letter of intent, merger agreement or similar agreement providing for an Alternative Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of SPAC capital stock intending to facilitate any Alternative Proposal or cause any holder of shares of SPAC capital stock not to vote to adopt the Merger Agreement and approve the Merger and the other Transactions, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of SPAC that takes any action in support of an Alternative Proposal or (vii) otherwise resolve or agree to do any of the foregoing. Each Founder Holder shall promptly (and in any event within 48 hours) notify the Company after receipt by such Founder Holder of any Alternative Proposal, any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal or any inquiry or request for nonpublic information relating to the SPAC or its Subsidiaries by any Person who has made or would reasonably be expected to make an Alternative Proposal. Thereafter, such Founder Holder shall keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Each Founder Holder agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Founder Holder or its Representatives with any parties conducted prior to the date hereof with respect to any Alternative Proposal. Notwithstanding anything contained herein to the contrary, (i) no Founder Holder shall be responsible for the actions of SPAC or its board of directors (or any committee thereof), any Subsidiary of SPAC, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “SPAC Related Parties”), including with respect to any of the matters contemplated by this Section 4.4, (ii) no Founder Holder shall make any representations or warranties with respect to the action of any of the SPAC Related Parties and (iii) any breach by SPAC of its obligations under the Merger Agreement shall not be considered a breach of this Section 4.4 (for the avoidance of doubt, it being understood the each Founder Holder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is an SPAC Related Party) of this Section 4.4.

4.5            Support of Merger. Prior to the Termination Date, such Founder Holder shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger and the Transactions set forth under the Merger Agreement.

4.6            Waiver of Appraisal and Dissenters’ Rights. Such Founder Holder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the Merger and the Merger Agreement.

4.7            No Redemption. Such Founder Holder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Founder Holder shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by such Founder Holder or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

4.8            New Shares. In the event that prior to the Closing (i) any shares of SPAC capital stock or other securities of SPAC are issued or otherwise distributed to such Founder Holder pursuant to any stock dividend or distribution, or any change in any of the SPAC shares of capital stock by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) such Founder Holder acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Founder Holder acquires the right to vote or share in the voting of any SPAC shares of capital stock after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

ARTICLE V

Additional Agreements of the Parties

5.1            Letter Agreement. The Sponsor and SPAC hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement dated June 8, 2021, by and among the Sponsor and SPAC (the “Letter Agreement”), except as otherwise provided for under this Agreement, the Merger Agreement or any Additional Agreement.

5.2            Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Section 4.6, Section 5.2, Section 5.3, and Article VI shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other party hereto resulting from a Willful Breach of this Agreement.

5.3            Further Assurances. Each Founder Holder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Additional Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of SPAC or the DGCL) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

5.4            Confidentiality. Each Founder Holder shall be bound by and comply with Section 11.4 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) such Founder Holder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 11.4 of the Merger Agreement also referred to such Founder Holder.

ARTICLE VI

General Provisions

6.1            Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC in accordance with Section 11.1 of the Merger Agreement and to such Founder Holder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.2            Disclosure. Each of the Founder Holders hereby authorizes SPAC and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Listing Rules and/or by the SFO, the Founder Holder’s identity and ownership of the Subject Shares and the nature of the Founder Holder’s obligations under this Agreement; provided, that prior to any such publication or disclosure SPAC and the Company shall provide the Founder Holder with an opportunity to review and comment on such announcement or disclosure, which comments SPAC and the Company will consider in good faith.

6.3            Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York applicable to contracts made and to be performed in that State, without regard to the conflict of laws principles thereof that would apply the laws of any other jurisdiction.

6.4            Amendments and Waivers. This Agreement (a) cannot be amended or modified except by a writing signed by each of the parties hereto; and (b) cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

6.5            Miscellaneous. The provisions of Sections 9.2 and 9.3, Sections 11.3 to 11.6 and Sections 11.8 to 11.14 of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

IRON SPARK I INC.

Signature:	/s/ Joshua L. Spear
Name: Joshua L. Spear
Title: Chief Executive Officer and Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

HYPEBEAST LIMITED

Signature:	/s/ Kevin Ma
Name: Kevin Ma
Title: Authorized Signatory

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

IRON SPARK I LLC

Signature:	/s/ Joshua L. Spear
Name: Joshua L. Spear
Title: Managing Member

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

JOSHUA L. SPEAR

/s/ Joshua L. Spear

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

AMY BUTTE

/s/ Amy Butte

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ALEXANDER P. OXMAN

/s/ Alexander P. Oxman

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

RUMA BOSE

/s/ Ruma Bose

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

TREVOR A. EDWARDS

/s/ Trevor A. Edwards

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

JAY MARGOLIS

/s/ Jay Margolis

[Signature Page to Sponsor Support Agreement]

Schedule A

Name of Founder Holder	Class and Number of SPAC Shares
Iron Spark I LLC	1,190,800 SPAC Class A Shares, 4,232,500 SPAC Class B Shares
Amy Butte	20,000 SPAC Class B Shares
Ruma Bose	20,000 SPAC Class B Shares
Trevor A. Edwards	20,000 SPAC Class B Shares
Jay Margolis	20,000 SPAC Class B Shares

Addresses for Notice:

Iron Spark I LLC
125 N Cache Str. 2nd Fl., Box 3789 Jackson, WY 83001

Attn:	Joshua L. Spear
Email:	josh@ironspark.com

Amy Butte
Iron Spark I Inc.
125 N Cache St. 2nd Fl., Box 3789 Jackson, WY 83001

Email:	amy@ironspark.com

Ruma Bose
Iron Spark I Inc.
125 N Cache St. 2nd Fl., Box 3789 Jackson, WY 83001

Trevor A. Edwards
Iron Spark I Inc.
125 N Cache St. 2nd Fl., Box 3789 Jackson, WY 83001

Jay Margolis
Iron Spark I Inc.
125 N Cache St. 2nd Fl., Box 3789 Jackson, WY 83001